Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

September 9, 2016

Halcón Resources Corporation

1000 Louisiana Street, Suite 6700
Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel to Halcón Resources Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of the offer, issuance and sale by the Company of up to 10,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), which may be issued pursuant to the Halcón Resources Corporation 2016 Long-Term Incentive Plan (the “Incentive Plan”), which is filed as Exhibit 10.1 to the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Fifth Amended and Restated Bylaws of the Company, as amended; (iii) the Incentive Plan; (iv) the Registration Statement; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the Incentive Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Halcón Resources Corporation September 9, 2016 Page 2

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and any reference to our firm in the Registration Statement.  In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP